Exhibit 23.3

CONSENT OF COUNSEL

We hereby consent to the reference to this firm under the caption "Tax Consequences" in the Prospectus related to this Registration Statement on Form S-8 filed by Rockwell Collins, Inc. in respect of the Rockwell Collins Retirement Savings Plan and the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees.

/s/ Chadbourne & Parke LLP

30 Rockefeller Plaza
New York, New York 10112
July 1, 2009